Exhibit 99.1
Sable Offshore Corp. Provides Strategic Update to Investors

Houston, TX – Sable Offshore Corp. (“Sable” or the “Company”) (NYSE: SOC) today, in its updated investor presentation, provided a strategic update to investors. Sable is actively evaluating and pursuing its accelerated Offshore Storage and Treating Vessel (“OS&T”) strategy as its main path to unlocking the value of the Santa Ynez Unit (“SYU”).

Sable submitted a Development and Production Plan update for the SYU to the U.S. Department of the Interior on October 9, 2025. Prior to implementation of the OS&T strategy, regulatory authorizations are required, including clearance from the U.S. Department of the Interior. Sable is working to receive regulatory clearance for its OS&T strategy . Sable has identified multiple potential vessels and expects to opportunistically acquire an existing OS&T in Q1 2026. Sable expects to complete vessel topside modifications, platform modifications, and vessel installation at the SYU before recommencing oil sales in the fourth quarter of 2026. Sable expects that the OS&T strategy will be beneficial to investors long term through the achievement of lease operating expense savings, crude oil marketing benefits, and a favorable regulatory environment.

Amendment of the Senior Secured Term Loan
On November 3, 2025, the Company and Exxon Mobil Corporation entered into an amendment (the “Amendment”) the Senior Secured Term Loan Agreement (the “Existing Secured Term Loan” and, after the Amendment is effective, the “Senior Secured Term Loan”). The Amendment will become effective upon the satisfaction of certain conditions, including the Company receiving equity contributions in an amount of no less than $225.0 million, net of underwriting fees and other transaction costs and expenses, and other customary closing conditions. The Amendment, once effective, will extend the maturity date of the Existing Secured Term Loan to the earlier of (i) March 31, 2027 or (ii) 90 days after first sales of Hydrocarbons (as defined in the Existing Secured Term Loan). The Amendment, once effective, will increase the interest rate from ten percent (10%) per annum to fifteen percent (15%) per annum, compounded annually, payable in arrears on January 1st of each year. At the Company’s election, accrued but unpaid interest may be deemed paid on each interest payment date by adding the amount of interest owed to the outstanding principal (paid-in-kind) amount under the Senior Secured Term Loan. The Amendment will also include additional reporting covenants and a financial liquidity covenant that will require the Company to have not less than $25.0 million in unrestricted cash, measured at the end of each month. There is no guarantee that the Company will be able to satisfy the necessary conditions to effect the Amendment.

Upon receiving regulatory clearance for its OS&T strategy, Sable expects to pursue debt financing solutions to fund the OS&T strategy and to refinance the Senior Secured Term Loan. As a component of these potential financing solutions, Sable is actively pursuing multiple avenues of federal financing support in order to achieve an optimal cost of capital for the Company.

Special Committee
The members of the Company’s Board of Directors formed a Special Committee of independent directors to undertake an independent investigation of the allegations contained in an October 31, 2025 report published by Hunterbrook, which contains audio recording of a call that took place in October 2025. The Special Committee investigation is underway and the Company expects to provide additional information when appropriate.

Conference Call
Sable will hold a special conference call today, Monday November 3rd at 8:00am CST / 9:00am EST to discuss this strategic update. Please use the following link to register to attend the special conference call:

https://sable-offshore-strategic-update-nov25.open-exchange.net/

About Sable
Sable Offshore Corp. is an independent oil and gas company, headquartered in Houston, Texas, focused on responsibly developing the Santa Ynez Unit in federal waters offshore California. The Sable team has extensive experience safely operating in California.

Exhibit 99.1

Forward-Looking Statements
The information in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “continue,” “plan,” “forecast,” “predict,” “potential,” “future,” “outlook,” and “target,” the negative of such terms and other similar expressions are intended to identify forward- looking statements, although not all forward-looking statements will contain such identifying words. These statements are based on the current beliefs and expectations of Sable’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause Sable’s actual results to differ materially from those described in the forward-looking statements include: the ability to recommence full production of the SYU assets, including the implementation of an OS&T strategy, bringing oil to market, and the cost and time required therefor, and production levels once recommenced; availability of future financing; our financial performance; failure to satisfy the closing conditions for effectiveness of the Amendment ; global economic conditions and inflation; increased operating costs; lack of availability of drilling and production equipment, supplies, services and qualified personnel; geographical concentration of operations; environmental and weather risks; regulatory changes and uncertainties; litigation, complaints and/or adverse publicity; privacy and data protection laws, privacy or data breaches, or loss of data; our ability to comply with laws and regulations applicable to our business; and other one-time events and other factors that can be found in Sable’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on Sable’s website (www.sableoffshore.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Except as required by applicable law, Sable undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this press release.

Disclaimers
The Santa Ynez Unit assets discussed in this press release restarted production in May 2025 and have not sold commercial quantities of hydrocarbons since such Santa Ynez Unit assets were shut in during June of 2015 when the only onshore pipeline transporting hydrocarbons produced from such Santa Ynez Unit assets to market ceased transportation. Since the May 2025 production restart, the oil produced has been transported via pipeline to storage tanks onshore at Sable’s Las Flores Canyon processing facility where it is being stored pending resumed petroleum transportation through an OS&T vessel or the Las Flores Pipeline System. There can be no assurance that the necessary approvals will be obtained that would allow the use of an OS&T vessel or the Las Flores Pipeline System to recommence sales.

Contacts
Investor Contact:
Harrison Breaud
Vice President, Finance & Investor Relations
IR@sableoffshore.com
713-579-8111